Exhibit 23.5

CONSENT OF INDEPENDENT ENGINEERS

As independent engineering consultants, Ryder Scott Company, L.P. hereby consents to the use of our report entitled “Southwest Royalties, Inc., Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests, SEC Parameters, as of December 31, 2016” dated January 20, 2017 and data extracted there from (and all references to our Firm) included in or made a part of the Form 10-K Annual Report for the year ended December 31, 2016 which is incorporated by reference into this Registration Statement on Form S-4 and the related prospectus that is part hereof of Noble Energy, Inc.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, LP
TBPE Firm Registration No. F-1580

Houston, Texas
March 21, 2017

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